UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2013

ANACOR PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-34973	25-1854385
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1020 East Meadow Circle

Palo Alto, CA 94303-4230

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 543-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 5, 2013, Anacor Pharmaceuticals, Inc. (the “Company”) entered into a Research Agreement (the “Research Agreement”) with the Bill & Melinda Gates Foundation (the “Gates Foundation”), to discover drug candidates intended to treat two filarial worm diseases (onchocerciasis, or river blindness, and lymphatic filariasis, commonly known as elephantiasis) and tuberculosis (“TB”).  Under the Research Agreement, the Gates Foundation will pay the Company an aggregate of $17.7 million over a 3 year research term as well as invest $5 million in the Company’s common stock.  On April 8, 2013, the Company issued a press release announcing the Research Agreement and also filed a Current Report on Form 8-K relating to such press release as well as the $5 million purchase by the Gates Foundation of the Company’s common stock.

Under the Research Agreement, the Company is responsible for conducting research activities directed at discovering potential neglected disease drug candidates in Gates Foundation global health priority areas in accordance with an agreed upon research plan. The research program is guided by a joint steering committee.  The Company will also work with the Gates Foundation to seek additional funding for the further development of each drug candidate that is selected by the joint steering committee to treat these neglected diseases. Also as part of the Company’s funded research activities, the Company is responsible for creating an expanded library of boron compounds to screen for additional potential drug candidates to treat neglected diseases and for providing access to the expanded library compounds for neglected disease research to the Gates Foundation, and others, including academic, governmental and other non-profit institutions or equivalent entities.

Under the terms of the Research Agreement, the Gates Foundation will have the exclusive right to commercialize selected drug candidates in specified neglected diseases intended to benefit people in specified developing countries. The Company retains the exclusive right to commercialize any selected drug candidate outside of the specified neglected diseases as well as with respect to the specified neglected diseases in specified developed countries, provided that the Company complies with certain obligations, including compliance with the Gates Foundation global access strategy.

The Company is required to pay the Gates Foundation royalties on specified license revenue received by the Company in any specified developed country pursuant to any agreement in which the Company licenses its rights to develop, commercialize or distribute a product discovered under the Research Agreement containing any selected drug candidate.

The Research Agreement will continue in effect until the later of 5 years from the effective date or the expiration of the Company’s specified obligation to provide access to the expanded library compounds for neglected disease research to the Gates Foundation and others, under the terms of the Research Agreement. Either party may terminate the Research Agreement for the other party’s uncured material breach of the Research Agreement. In the event of termination by the Gates Foundation for certain specified uncured material breaches by the Company including, without limitation, breaches relating to use of funds, providing access to the expanded library compounds, and reporting and record keeping, the Company will be obligated, among other remedies, to either redeem the Company’s common stock purchased in connection with the Research Agreement, facilitate the purchase of such common stock by a third party or elect to register the resale of such common stock into the public markets until specified endpoints are met.

The foregoing is only a summary description of the terms of the Research Agreement, does not purport to be complete and is qualified in its entirety by reference to the Research Agreement that will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 10, 2013	ANACOR PHARMACEUTICALS, INC.

	By:	/s/ Geoffrey M. Parker
Geoffrey M. Parker
Senior Vice President, Chief Financial Officer